Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC TO EXCHANGE TWO LLOYDS BANKING GROUP SECURITIES,
ENHANCE RISK-BASED CAPITAL RATIO
COLUMBUS, Georgia — November 24, 2009 — Aflac Incorporated announced today that the Lloyds Banking Group plc has accepted the exchange of two of its investment securities owned by Aflac. The exchange offer program was announced by Lloyds on November 3, 2009, and the exchanges are expected to settle on December 1, 2009.
When the transaction settles, Aflac will have exchanged its investment in Lloyds TSB Bank plc yen-denominated, Upper Tier II perpetual securities (par value of $222 million at September 30, 2009) into yen-denominated, Lower Tier II fixed-maturity securities. The company will also have exchanged its holdings of Bank of Scotland plc yen-denominated, Upper Tier II perpetual securities (par value of $188 million at September 30, 2009) into yen-denominated, Lower Tier II fixed-maturity securities. The newly issued securities are enhanced capital notes, which convert to common equity if the published Lloyds Banking Group’s consolidated core Tier I capital ratio falls below 5%.
Previously, the company had communicated its expectation to book an impairment charge of $100 million in the fourth quarter of 2009, $32 million of which was related to the impairment of one of its Lloyds holdings. As a result of the securities exchanges announced today, which are considered to be sales and purchases of assets, Aflac now expects to incur an estimated after-tax realized investment loss of $66 million on two of its Lloyds holdings in the fourth quarter of 2009. The realized loss of $66 million will be reflected in the company’s generally accepted accounting principles (GAAP) and statutory accounting statements.
Aflac did not exchange its HBOS plc yen-denominated, Upper Tier II perpetual securities (par value of $471 million at September 30, 2009). In addition, the company continues to hold Lloyds Banking Group dollar-denominated, Tier I perpetual securities (par value of $33 million at September 30, 2009). The Lloyds Tier I instruments owned by Aflac were not included in the exchange offer. The company expects the coupon payments on the Lloyds Tier I securities to be suspended. However, the coupons on the HBOS securities are not discretionary and as a result, Aflac expects to continue to receive coupon payments on its HBOS investment.
Commenting on the securities exchanges, Aflac Incorporated President and Chief Financial Officer Kriss Cloninger III stated, “We are very pleased with these securities exchanges. As we have repeatedly discussed, our primary objective is to maintain a strong capital position. In that regard, our analysis suggested that exchanging these two securities will modestly benefit our risk-based capital ratio.”
ABOUT AFLAC
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. As the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan, Aflac insurance products provide protection to more than 40 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for three consecutive years and was also named by the Reputation Institute as the Most Reputable Company in the Global Insurance Industry for two consecutive years. In 2009 Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the eleventh consecutive year.

Fortune magazine also ranked Aflac No. 1 on its global list of the Most Admired Companies in the Life and Health Insurance category. Aflac appears on Hispanic Enterprise magazine’s list of the 50 Best Companies for Supplier Diversity and on Black Enterprise magazine’s list of the 40 Best Companies for Diversity. Aflac was also named by Forbes magazine as America’s Best-Managed Company in the Insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com